Exhibit 10(a)

SHORTFALL, FEE AND COLLATERAL AGREEMENT

among

BANK OF AMERICA, N.A.,

as Bridge Loan Lender, LOC Provider and TOB Liquidity Provider,

BANC OF AMERICA SECURITIES LLC,

as TOB Placement and Remarketing Agent,

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.,

as Obligor

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

Dated as of June 26, 2008

TABLE OF CONTENTS

ARTICLE I

CERTAIN DEFINED TERMS

SECTION 1.01.	Definitions	2
SECTION 1.02.	Accounting Matters	7
SECTION 1.03.	Use of Phrases	7
SECTION 1.04.	Computation of Time Periods	7
SECTION 1.05.	Statutory References	7

ARTICLE II

ISSUANCE OF LETTERS OF CREDIT; TERM; BRIDGE LOAN

SECTION 2.01.	Issuance of Letters of Credit	7
SECTION 2.02.	Term of Letters of Credit	7
SECTION 2.03.	Bridge Loan	7

ARTICLE III

ISSUANCE OF LETTERS OF CREDIT AND TOB LIQUIDITY FACILITIES; REIMBURSEMENT; FEES AND EXPENSES; OTHER PAYMENTS

SECTION 3.01.	Letters of Credit; Letter of Credit Shortfall Obligations	8
SECTION 3.02.	TOB Liquidity Shortfall Obligations	8
SECTION 3.03.	Letter of Credit Fee	8
SECTION 3.04.	Remarketing and Liquidity Charges	9
SECTION 3.05.	Notice of Fee Amounts Payable	9
SECTION 3.06.	Letter of Credit Drawing Fee	9
SECTION 3.07.	Waiver and Amendment Fee; Courier Fee	9
SECTION 3.08.	Interest on Obligations	9
SECTION 3.09.	Place, Time and Manner of Payment; Maximum Interest Rate	9
SECTION 3.10.	Obligations Unconditional; Preference Amounts.	9
SECTION 3.11.	Acquisition of Eligible Bonds and Collateral Bonds	9

ARTICLE IV

SECURITY; COLLATERAL AGENT

ARTICLE V

CONDITIONS PRECEDENT

ARTICLE VI

OBLIGATIONS ABSOLUTE

SECTION 6.01.	Obligations Absolute	14

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE OBLIGOR

SECTION 7.01.	Organization, Powers, Etc	15
SECTION 7.02.	Authorization; Absence of Conflicts, Etc	15
SECTION 7.03.	Binding Obligation	15
SECTION 7.04.	Governmental Approvals	15
SECTION 7.05.	Compliance with Applicable Law	15
SECTION 7.06.	Absence of Litigation	15
SECTION 7.07.	Absence of Defaults	16
SECTION 7.08.	Good Title	16
SECTION 7.09.	Eligible Bond Representations	16
SECTION 7.10.	Environmental Matters	16
SECTION 7.11.	Related Documents	16

ARTICLE VIII

COVENANTS

SECTION 8.01.	Compliance with Agreements	16
SECTION 8.02.	Compliance with Applicable Laws	16
SECTION 8.03.	Accounting, Reports and Other Information	16
SECTION 8.04.	Financial Covenants	16
SECTION 8.05.	Cap on Issuance of TOB Floaters	16
SECTION 8.06.	Notice of Default	16
SECTION 8.07.	Preservation of Existence; General Partners	17
SECTION 8.08.	Depository Relationship	17
SECTION 8.09.	Liquidation	17
SECTION 8.10.	Merger	17
SECTION 8.11.	Liens; Collateral	17
SECTION 8.12.	Post-Closing Covenant	17
SECTION 8.13.	Custodian Fees	17

ARTICLE IX

EVENTS OF DEFAULT; ADDITIONAL TERMINATION EVENTS; AND REMEDIES

SECTION 9.01.	Events of Default	17
SECTION 9.02.	Additional Termination Events	18
SECTION 9.03.	Remedies	18

ARTICLE X

INDEMNIFICATION; NATURE OF THE OBLIGOR’S DUTIES; SURVIVAL OF PROVISIONS

SECTION 10.01.	Indemnification	19
SECTION 10.02.	Environmental Indemnity; Defense of Claims	19
SECTION 10.03.	Survival of Provisions	20

ARTICLE XI

DISPUTE RESOLUTION

SECTION 11.01.	Arbitration	20
SECTION 11.02.	Special Rules.	20
SECTION 11.03.	Reservations of Rights	20
SECTION 11.04.	Conflicting Provisions for Dispute Resolution	21
SECTION 11.05.	Jury Trial Waiver in Arbitration	21

ARTICLE XII

MISCELLANEOUS

SCHEDULES:
SCHEDULE I	Summary of Eligible Bonds and Custody Receipts
SCHEDULE II                                List of Collateral Bonds
SCHEDULE III                                           Collateral Unenhanced Custody Receipts
SCHEDULE IV                                           Specific Information Regarding Each Enhanced Custody Receipt
SCHEDULE V                                Remarketing and Liquidity Charge Payment Dates
SCHEDULE VI                                           Payment Account Information
SCHEDULE VII                                           Additional Eligible Collateral
SCHEDULE VIII Description of the Properties

SCHEDULE IX    List of Pledged Notes, Recorded Second Lien Properties and Additional                        Second Lien Properties

EXHIBITS:
EXHIBIT A                           Copies of Pledged Notes

This SHORTFALL, FEE AND COLLATERAL AGREEMENT, dated as of June 26, 2008 (this “Agreement”), is among BANK OF AMERICA, N.A. (the “Bank”), as Bridge Loan Lender, LOC Provider (in such capacity, the “LOC Provider”) and as TOB Liquidity Provider (in such capacity, the “TOB Liquidity Provider”), BANC OF AMERICA SECURITIES LLC, as TOB Placement and Remarketing Agent (the “TOB Placement and Remarketing Agent”), AMERICA FIRST TAX-EXEMPT INVESTORS, L.P., a Delaware limited partnership (the “Obligor”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent (the “Collateral Agent”).

RECITALS

WHEREAS, the Obligor has arranged for the delivery into custody of certain tax-exempt bonds owned by the Obligor (or with respect to certain bonds, participation interests therein) and the issuance of Unenhanced Custody Receipts (hereinafter defined) evidencing portions of interests in such bonds or participation interests;

WHEREAS, the Obligor has requested the LOC Provider to deliver letters of credit to secure the repayment of such of the Unenhanced Custody Receipts that are intended to be deposited into Tender Option Bond Trusts (hereinafter defined);

WHEREAS, such Unenhanced Custody Receipts designated for Tender Option Bond Trust deposit and related letters of credit will be deposited into custody with an Enhancement Custodian (hereinafter defined) under an Enhancement Custodial Agreement (hereinafter defined) pursuant to which the Enhancement Custodian will issue Enhanced Custody Receipts (hereinafter defined), each evidencing an interest in such designated Unenhanced Custody Receipt and its related letter of credit;

WHEREAS, the Enhanced Custody Receipts will be deposited into certain Tender Option Bond Trusts and each Tender Option Bond Trust will issue floating rate receipts to unrelated investors and residual receipts to the Obligor;

WHEREAS, the Obligor has requested the TOB Liquidity Provider to provide a liquidity facility for the floating rate receipts issued by each Tender Option Bond Trust;

WHEREAS, the Obligor has requested the TOB Placement and Remarketing Agent to act as remarketing agent for the floating rate receipts issued by each Tender Option Bond Trust;

WHEREAS, the Obligor has requested the Bank to provide bridge financing to enable the Obligor to purchase the bonds prior to the issuance of any Unenhanced Custody Receipts,  Enhanced Custody Receipts or receipts to be issued by the proposed Tender Option Bond Trust, if ratings on the Enhanced Custody Receipts and receipts to be issued by the proposed Tender Option Bond Trust cannot be obtained in time to provide funds for such bond purchases by the applicable deadlines for purchase;

WHEREAS, to induce the LOC Provider and the TOB Liquidity Provider to execute and deliver such letters of credit and liquidity facilities, respectively, to induce the TOB Placement and Remarketing Agent to provide remarketing services, and to induce the Bank to provide bridge financing, if necessary, the Obligor, among other things, has agreed to reimburse the LOC Provider for all drawings under each letter of credit and the TOB Liquidity Provider for all drawings under each liquidity facility not otherwise immediately reimbursed, to pay to the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent certain fees, to repay any bridge financing that is provided, and to provide security for such reimbursement and other payment obligations;

WHEREAS, the LOC Provider and the TOB Liquidity Provider have agreed to issue such letters of credit and liquidity facilities in accordance with, and subject to the terms and provisions of, this Agreement, the TOB Placement and Remarketing Agent has agreed to provide its remarketing services in accordance with, and subject to the terms and provisions of, each TOB Placement and Remarketing Agreement, and the Bank has agreed to provide bridge financing if needed; and

WHEREAS, the Bank has requested the Collateral Agent to act as collateral agent with respect to all items of Collateral posted by the Obligor hereunder.

NOW, THEREFORE, as consideration for the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINED TERMS

SECTION 1.01. Definitions.  The following terms, as used herein, shall have the following meanings:

“AAA” means the American Arbitration Association.

“Act of Bankruptcy” means (a) the filing of a petition in bankruptcy or other initiation of a bankruptcy proceeding by or against a debtor under the federal Bankruptcy Code or under any applicable state insolvency code, as now or hereafter in effect; (b) the entry against a debtor of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding up or liquidation of its affairs; (c) the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the debtor or of a substantial part of its property for purposes of distributing the debtor’s assets or winding up a debtor’s affairs; or (d) any of the following actions by a debtor: (i) any formal action which results in a publicly available written statement of action duly approved by an authorized committee or governing body of the debtor, as appropriate, that admits without condition the debtor’s inability to make payments on its debts as they become due, (ii) any failure to generally pay principal of or interest on its material obligations as they become due (except as a result of a dispute regarding such obligations), (iii) a general assignment for the benefit of creditors, or (iv) the adoption of a resolution or other approval by its board of directors, executive committee or other governing body for the filing of an action by the debtor under bankruptcy laws or the appointment of a receiver, custodian, trustee or liquidator of the debtor for purposes of distributing the debtor’s assets or the winding up of the debtor’s affairs.

“Additional Eligible Collateral ” means cash and securities described and valued as provided in Schedule VI attached hereto.

“Additional Second Lien Mortgage” means an unrecorded second lien mortgage granted by the Property Owner of each Additional Second Lien Property in favor of the Obligor to secure repayment of the Pledged Note executed and delivered by such owner in favor of the Obligor and assigned by the Obligor to the Collateral Agent to secure the Obligations.

“Additional Second Lien Property” means each of the three Properties for which an unrecorded second lien will be delivered on the date of this Agreement, as indicated in Schedule IX attached hereto.

“Additional Termination Event” has the meaning set forth in Section 9.02 hereof.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with the Obligor.  For purposes of this definition, the term “control” shall mean the direct or indirect ability to determine the direction of management and policies through ownership, contract or otherwise.

“Applicable Law” means all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Rate” means the Reimbursement Rate until such time as an Event of Default or Additional Termination Event has occurred hereunder, after which interest shall accrue on all Obligations outstanding hereunder at the Default Rate.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.

“BBA LIBOR” means the British Bankers Association LIBOR Rate.

“Bond Documents” means, with respect to any Bond, the Bond Indenture and any other related documents.

“Bond Indenture” means, with respect to any Bond, the indenture, trust agreement or other primary issuance document pursuant to which such Bond was issued.

“Bond Payment Drawing” means a drawing on a Letter of Credit to pay any principal or redemption price of and/or interest on the related Unenhanced Custody Receipt.

“Bonds” means, collectively, (a) the Eligible Bonds and (b) the Collateral Bonds.

“Bond Trustee” means, with respect to each Bond, the trustee under the Bond Indenture pursuant to which such Bond was issued, or if there is a participation interest in any underlying bond, the custodian under the applicable custody arrangement creating the participation, as the context may require ..

“Bridge Loan” means a loan in the amount of $65,091,371.66 from the Bank to the Obligor pursuant to the provisions of this Agreement.

               “Bridge Loan Commitment Fee” means a commitment fee in the amount of $65,091.37 (10 basis points (0.10%) multiplied by the principal amount of the Bridge Loan).

“Bridge Loan Maturity Date” means September 26, 2008.

“Bridge Loan Note” means the promissory note of even date herewith executed and delivered by the Obligor to the Bank to evidence the Bridge Loan.

“Bridge Loan Rate” means LIBOR plus 2.25% per annum.

“Business Day” means any day on which banks or trust companies located in New York, New York are not required or authorized by law to remain closed or on which the New York Stock Exchange is not closed.

“Collateral” means (a) for such period of time as the Bridge Loan is outstanding, all Eligible Bonds and any related “securities entitlements” (as such term is defined in the UCC) therein, (b) all Collateral Unenhanced Custody Receipts, (c) all TOB Residuals, (d) all Collateral Bonds, (e) all Pledged Notes, (e) all Additional Eligible Collateral delivered by the Obligor pursuant to Section 4.02(b) hereof, (f) the Recorded Second Lien Mortgages, and (g) the Additional Second Lien Mortgages.

“Collateral Bond” means a tax-exempt bond identified in Schedule II attached hereto.

“Collateral Unenhanced Custody Receipts” means each Unenhanced Custody Receipt identified in Schedule III attached hereto as a “Collateral Unenhanced Custody Receipt”,  which will not be deposited into custody with the Enhancement Custodian under the Enhancement Custodial Agreement but will be Collateral delivered to the Collateral Agent.

“Commitment Fee” means the commitment fee payable by the Obligor to the Bank pursuant to the Commitment Letter.

“Commitment Letter” means the commitment letter from the Bank to the Obligor dated June 3, 2008 and accepted by the Obligor.

“Collateral Agent Fee” shall mean a fee equal to $1,000 per annum per Eligible Bond, Collateral Bond, Collateral Unenhanced Custody Receipt, Pledged Note and TOB Residual held by the Collateral Agent hereunder.

“Debt Service Coverage Ratio” means, with respect to each Property, the net operating income of such Property divided by the total annual debt service payable in respect of all senior debt outstanding in respect of such Property, whether or not such debt is secured by a lien on such Property.

“Default” means an event which, with notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means the Reimbursement Rate plus 2.00% per annum.

“Designated Deposit Unenhanced Custody Receipt” means an Unenhanced Custody Receipt designated for deposit into the Enhancement Custodial Agreement with a related Letter of Credit, as set forth on Schedules I and IV attached hereto.

“Dispute” means any controversy, claim or dispute between Bank of America and the Obligor, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement or (b) the transactions contemplated herein (including any claim based on or arising from an alleged personal injury or business tort).

“Eligible Bond” means a tax-exempt bond or participation interest in a tax-exempt bond, as applicable, identified in Schedule I attached to this Agreement.

“Eligible Bond Payment Date” means the date on which principal, redemption price or interest is payable on an Eligible Bond in accordance with its terms.

“Enhanced Custody Receipt” means an Enhanced Custody Receipt issued by the Enhancement Custodian on the Letter of Credit Issuance Date to represent an interest in an Unenhanced Custody Receipt and its related Letter of Credit, as identified on Schedules I and IV attached hereto.

“Enhanced Custody Receipt Mandatory Tender Date” means the date on which any Enhanced Custody Receipts are subject to mandatory tender pursuant to the provisions of the Enhancement Custodial Agreement after the occurrence of an Enhanced Custody Receipt Mandatory Tender Event.

“Enhanced Custody Receipt Mandatory Tender Drawing” means a drawing on a Letter of Credit to pay the purchase price of the related Enhanced Custody Receipts upon the occurrence of an Enhanced  Custody Receipt Mandatory Tender Event.

“Enhanced Custody Receipt Mandatory Tender Event” shall have the meaning given to term “Mandatory Tender Date” in the Enhancement Custodial Agreement.

“Enhanced Custody Receipt Mandatory Tender Price” shall have the meaning given the term “Mandatory Tender Price” in the Enhancement Custodial Agreement.

“Enhancement Custodial Agreement” means the Enhancement Custodial Agreement to be dated the Letter of Credit Issuance Date between the Bank, as Administrator, and the Enhancement Custodian.

        “Enhancement Custodian” means Deutsche Bank Trust Company Americas and any substitute or successor custodian under the Enhancement Custodial Agreement.

“Environmental Claim” means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or similar claims or communications from any Person involving or alleging any non-compliance with any Environmental Requirement or the existence of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

“Environmental Law” means any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, principals of common law, judgments, permits, licenses or other determinations of any judicial or regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to protection of the environment (including natural resources, surface water, groundwater, soils and indoor and ambient air), health and safety, land use matters or the presence, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, Hazardous Material or the prevention of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

“Event of Default” has the meaning set forth in Section 9.01 hereof.

“Fee Payment Date” means each Letter of Credit Fee Payment Date and each Remarketing and Liquidity Charge Payment Date.

“Governmental Approval” means an authorization, permit, consent, approval, license or exemption from, registration or filing with, or report to, any Governmental or regulatory unit.

“Hazardous Material” means any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous, which is defined, listed, classified or otherwise regulated in any way under any Environmental Laws, or any other such substances or conditions (including mold and other mycotoxins or fungi) which may create any unsafe or hazardous condition or pose any threat to health and safety.

“Letter of Credit” means each letter of credit identified on Schedule I attached hereto issued by the LOC Provider to the Enhancement Custodian as beneficiary in the form attached to the Enhancement Custodial Agreement.

“Letter of Credit Drawing” means a Bond Payment Drawing or Enhanced Custody Receipt Mandatory Tender Drawing.

“Letter of Credit Expiration Date” means initially the date that is 364 days after the Letter of Credit Issuance Date, as such date may be extended for any particular Letter of Credit pursuant to Section 2.01(b) hereof.

“Letter of Credit Fee” means on each applicable Letter of Credit Fee Payment Date with respect to each Letter of Credit, a fee in an amount equal to 1.35% per annum multiplied by the sum of the amount available to be drawn under such Letter of Credit on such Letter of Credit Fee Payment Date plus any amount then subject to reinstatement in accordance with the provisions of the Letter of Credit.

“Letter of Credit Fee Payment Date” means, with respect to each Letter of Credit, the  Letter of Credit Issuance Date and quarterly thereafter beginning on the first day of the third calendar month following the Letter of Credit Issuance Date and on the first day of each third calendar month thereafter (the exact dates to be included in the Enhancement Custodial Agreement on the Letter of Credit Issuance Date).

“Letter of Credit Issuance Date” means the date on which the Letters of Credit are issued pursuant to this Agreement.

“Letter of Credit Shortfall Amount” means the amount of a Letter of Credit Drawing honored by the LOC Provider that is not immediately reimbursed to the LOC Provider by the Enhancement Custodian.

“LIBOR” means for any day, a fluctuating rate of interest per annum equal to BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to such day, for U.S. Dollar deposits (for delivery on such day) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.

If the Bank determines that no adequate basis exists for determining BBA LIBOR or that BBA LIBOR will not adequately and fairly reflect the cost to the Bank of funding Letter of Credit Drawings or TOB Liquidity Drawings, or that any Applicable Law or regulation or compliance therewith by the Bank prohibits or restricts or makes impossible the charging of interest based on BBA LIBOR and the Bank so notifies the Obligor, then until the Bank notifies the Obligor that the circumstances giving rise to such suspension no longer exist, interest shall accrue and be payable on unreimbursed Obligations from the date the Bank so notifies the Obligor until all such Obligations have been reimbursed in full (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to the Prime Rate plus the basis points that otherwise would have been added to the LIBOR rate.

“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.

       “Losses” means claims, demands, liabilities, damages, losses, costs, charges, taxes and governmental penalties or charges and expenses (including reasonable attorneys’ fees and expenses) and, solely with respect to the environmental indemnity of Section 10.02 hereof, including strict liabilities and Environmental Claims.

“Material Adverse Effect” means, (a)(i) with respect to any Person, a material adverse effect upon such Person’s business, assets, liabilities, financial condition or results of operations, and (ii) with respect to a group of Persons as a whole, a material adverse effect upon such Persons’ businesses, assets, liabilities, financial conditions or results of operations, taken as a whole, and (b) with respect to any agreement or obligation, a material adverse effect upon the binding nature, validity or enforceability of such agreement or obligation.

“Obligations” means amounts due and owing by the Obligor to the Bank, the LOC Provider, the TOB Liquidity Provider and/or the TOB Placement and Remarketing Agent in respect of the Bridge Loan, Letter of Credit Shortfall Amounts, TOB Liquidity Shortfall Amounts, accrued and unpaid interest on such amounts, unpaid Letter of Credit Fees, unpaid Bridge Loan Fee, unpaid Remarketing and Liquidity Charges and any and all other obligations and liabilities of the Obligor hereunder.

“Person” includes an individual, association, unincorporated organization, corporation, partnership, limited partnership, limited liability company, joint venture, business trust or a government or an agency or political subdivision thereof, or any other entity.

“Pledged Notes” means the amended and restated operating loan notes executed and delivered by the five Property Owners identified on Schedule IX attached hereto, copies of which notes are attached as Exhibit A hereto.

“Prime Rate” means, on any day, the rate of interest per annum then most recently established by the Bank as its “prime rate.”  Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by the Bank to any customer or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that the Bank may make various business or other loans at rates of interest having no relationship to such rate.  Each time the Prime Rate changes, the per annum rate of interest on outstanding Obligations shall change immediately and contemporaneously with such change in the Prime Rate.  If the Bank ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.

“Property” means each real property identified on Schedule VIII attached hereto.

“Property Owner” means the owner of the fee simple interest in each Property, as set forth on Schedule VIII attached hereto.

“Recorded Second Lien Mortgage” means a recorded second lien mortgage granted by the Property Owner of each Recorded Second Lien Property in favor of the Obligor to secure repayment of the Pledged Note executed and delivered by such owner in favor of the Obligor and assigned by the Obligor to the Collateral Agent to secure the Obligations.

“Recorded Second Lien Properties” means each of the two Properties for which a recorded second lien is indicated in Schedule IX attached hereto.

“Reimbursement Rate” means LIBOR plus 2.50% per annum.

“Related Documents” means the Bridge Loan Note, the Unenhanced Custodial Agreement, the Enhancement Custodial Agreement, the Letters of Credit, the TOB Liquidity Facilities, the TOB Placement and Remarketing Agreements, the Eligible Bonds, the Collateral Bonds, the Collateral Unenhanced Custody Receipts, the Designated Deposit Unenhanced Custody Receipts, the Pledged Notes, the Recorded Second Lien Mortgages, the Additional Second Lien Mortgages and all assignments of any of the foregoing documents to secure the Obligations.

“Release” means the presence of or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks and other similar containers, including any Hazardous Material) into the indoor or outdoor environment.

“Remarketing and Liquidity Charges” means all fees payable for each TOB Liquidity Facility and remarketing services provided by the TOB Placement and Remarketing Agent in connection with each TOB Trust, calculated at the combined rate of 0.30% per annum (0.20% for the provision of liquidity and 0.10% for the provision of remarketing services) and payable in arrears on each Remarketing and Liquidity Charge Payment Date.

“Remarketing and Liquidity Charge Payment Date” means the dates on which the Remarketing and Liquidity Charges are payable by the Obligor, as set forth on Schedule V attached hereto.

 “Shortfall Amounts” means Letter of Credit Shortfall Amounts and TOB Liquidity Shortfall Amounts.

“Tender Option Bond Trust” or “TOB Trust” means each of the single bond trusts and pooled trusts identified on Schedule I attached.

“TOB Floater Purchase Price” means the “Purchase Price” payable to the holders of TOB Floaters upon any optional or mandatory tender of such TOB Floaters, as defined in the applicable TOB Trust Agreement.

“TOB Floaters” means the floating rate receipts issued by each TOB Trust.

“TOB Liquidity Drawing” means a drawing under a TOB Liquidity Facility to pay the TOB Floater Purchase Price.

“TOB Liquidity Facility” means each of the liquidity facilities provided by the TOB Liquidity Provider to a TOB Trust, as identified on Schedule I attached hereto.

“TOB Liquidity Shortfall Amount” means the amount of a TOB Liquidity Drawing honored by the TOB Liquidity Provider that is not immediately reimbursed to the TOB Liquidity Provider by the applicable TOB Trustee.

“TOB Placement and Remarketing Agent” means Banc of America Securities LLC.

“TOB Placement and Remarketing Agreement” means each Remarketing Agreement to be dated the Letter of Credit Issuance Date among the TOB Trustee, Bank of America, as trustor, and the TOB Placement and Remarketing Agent, pursuant to which the TOB Placement and Remarketing Agent will remarket TOB Floaters tendered for purchase that are subject to remarketing.

“TOB Residuals” means the residual receipts issued by each TOB Trust.

“TOB Trust” means a trust created by a TOB Trust Agreement on the Letter of Credit Issuance Date.

“TOB Trust Documents” means the TOB Trust Agreement, TOB Liquidity Facility and TOB Placement and Remarketing Agreement executed and delivered in connection with each TOB Trust.

“TOB Trust Agreement” means each Trust Agreement to be dated the Letter of Credit Issuance Date between the Bank, as trustor, and the TOB Trustee, executed and delivered to create the TOB Trusts identified on Schedule I attached.

“TOB Trustee” mean, with respect to any TOB Receipts, Deutsche Bank Trust Company Americas, as trustee under the related TOB Trust Agreement.

“Trigger Price” means, with respect to each Eligible Bond, the applicable value listed under the column marked “Trigger Price” on Schedule I attached hereto.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection of priority and for purposes of definitions related to such provisions.

“Underlying Custodian” means Deutsche Bank Trust Company Americas and any substitute or successor custodian under the Unenhanced Custodial Agreement.

“Unenhanced Custodial Agreement” means the Unenhanced Custodial Agreement to be dated the Letter of Credit Issuance Date among the Bank, as Administrator, and the Underlying Custodian.

“Unenhanced Custody Receipt” means an Unenhanced  Custody Receipt issued by the Underlying Custodian to represent an interest in an Eligible Bond.

 “Unrestricted Liquid Assets” means unrestricted liquid assets (consisting of unrestricted, unencumbered cash or marketable securities that are not counted toward any minimum liquidity requirement of any other creditor).

SECTION 1.02. Accounting Matters.  Unless otherwise defined herein, all accounting terms used herein are used with the meanings ascribed to such terms in accordance with generally accepted accounting principles.  All computations utilized by the Bank or by the Obligor in complying with any covenant contained herein shall, unless there is an express direction to the contrary, be computed on a basis consistent with generally accepted accounting principles and any applicable regulations as from time to time in effect.

SECTION 1.03. Use of Phrases.  The words “herein,” “hereby,” “hereunder,” “hereof,” “hereinbefore,” “hereinafter” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion thereof in which any such word is used.  The definitions set forth in Section 1.01 hereof include both singular and plural.  Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders.

SECTION 1.04. Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”

SECTION 1.05. Statutory References.  References in this Agreement to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

ARTICLE II

ISSUANCE OF LETTERS OF CREDIT; TERM; BRIDGE LOAN

SECTION 2.01. Issuance of Letters of Credit.  The LOC Provider agrees to issue the Letters of Credit on any Business Day on or after the date hereof that all conditions precedent set forth in Sections 5.02, 5.03 and 5.05 hereof have been satisfied and the Placement and Remarketing Agent is able to sell the TOB Floaters, upon the terms and subject to the conditions of this Agreement, and relying upon the representations and warranties of the Obligor contained herein ..  Each Letter of Credit will be issued in the initial stated amount indicated on Schedule I attached hereto.

SECTION 2.02. Term of Letters of Credit.  Each Letter of Credit shall expire on the applicable Letter of Credit Expiration Date, unless earlier terminated pursuant to the terms of this Agreement.  Each original Letter of Credit Expiration Date may be extended one time for a period of up to 12 months; provided, that (a) no later than sixty (60) days prior to the initial Letter of Credit Expiration Date the Obligor has requested the LOC Provider, in writing, to so extend; (b) no Default or Event of Default or Additional Termination Date has occurred and is continuing at the time of such request or at the time of the original Letter of Credit Expiration Date; and (c) such request is accompanied by a firm written commitment from a third party credit enhancer to provide substitute credit enhancement that will replace the applicable Letter of Credit within such extension period.  Any such extension must be documented in writing in accordance with the provisions of the Letter of Credit.  After any such substitution, neither the related Enhanced Custody Receipts, nor the Designated Deposit Unenhanced Custody Receipts nor Eligible Bonds will be included in the Bank’s Tender Option Bond program, unless the TOB Placement and Remarketing Agent and the TOB Liquidity Provider for the related TOB Floaters have given their prior written consent (which consents may be conditioned on fee adjustments) and any additional requirements for such substitution are met, including without limitation, consent of the holders of the related TOB Floaters, mandatory tender of the related TOB Floaters, and/or updated disclosure with respect to such Enhanced Custody Receipts, Designated Deposit Unenhanced Custody Receipts and/or Eligible Bonds.

SECTION 2.03. Bridge Loan.  (a)  In the event that the necessary ratings on the Enhanced Custody Receipts and TOB Floaters have not been obtained prior to the date of this Agreement in sufficient time to close the TOB Trusts on the date of this Agreement, the Bank agrees to make the Bridge Loan to the Obligor, and the Obligor agrees to borrow the Bridge Loan from the Bank, in a single advance on the date of this Agreement, subject to the terms and conditions set forth in this Agreement.  In consideration for the Bank’s approval of the Bridge Loan, if the Obligor borrows the Bridge Loan the Obligor hereby agrees to pay to the Bank the Bridge Loan Commitment Fee without notice or demand, in immediately available funds in advance on the date hereof.

(b) The Obligor will use the proceeds of the Bridge Loan solely for the purpose of paying the purchase price of the Eligible Bonds.  The Bank will advance Bridge Loan proceeds to be applied to such purposes in accordance with written instructions from the Obligor.  The Obligor will be responsible for payment on the date of this Agreement, of the Bridge Loan Fee and all closing costs associated with the Bridge Loan closing (e.g., title company charges).

(c) Interest on the outstanding principal balance of the Bridge Loan shall accrue at the Bridge Loan Rate and shall be payable in arrears on the first day of each month, beginning August 1, 2008, and on the date the Bridge Loan is repaid in full.  The entire principal balance of the Bridge Loan then unpaid, together with all accrued interest thereon, shall be due and payable in full on the earlier to occur of (i) the Bridge Loan Maturity Date or (ii) the Letter of Credit Issuance Date.  The Bridge Loan may be prepaid in whole or in part at any time without penalty, provided that all conditions for prepayment set forth in the Bridge Loan Note have been satisfied.  The Bridge Loan is not a revolving loan; amounts repaid may not be reborrowed.

(d) As soon as practicable after the date of this Agreement that the necessary ratings have been obtained and the TOB Trusts can be closed, the Obligor hereby authorizes the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent, without any further action or execution or direction by the Obligor, (i) to finalize and execute all Related Documents not yet executed and delivered, in substantially the forms reviewed and approved by the Obligor as of the date of this Agreement, with any such changes as may be required by the rating agency, to finalize the Related Documents to conform to the provisions of this Agreement and to eliminate blanks and brackets, so long as copies of any revisions are provided to the Obligor, (ii) to issue the Letters of Credit and TOB Liquidity Facilities, (iii) to close all custodial and TOB transactions contemplated by the Related Documents, (iv) to deliver to the Bond Trustees for the Eligible Bonds all documentation executed by the Obligor that is necessary to cause the registered ownership of the Eligible Bonds to be transferred from the Obligor to the Underlying Custodian, and (v) to apply the proceeds from the sale of the TOB Floaters and TOB Residuals to repayment in full of the Bridge Loan and all accrued interest thereon and to payment of the Letter of Credit Fee payable on the Letter of Credit Issuance Date, to the balance of the Commitment Fee, and to any additional closing costs (such as rating agency fees) and to remit the remaining balance to the Obligor.  The Obligor will be responsible for delivering immediately available funds to the Placement and Remarketing Agent in payment for the TOB Residuals.

ARTICLE III

ISSUANCE OF LETTERS OF CREDIT AND TOB LIQUIDITY FACILITIES; REIMBURSEMENT; FEES AND EXPENSES; OTHER PAYMENTS

SECTION 3.01. Letters of Credit; Letter of Credit Shortfall Obligations.  The LOC Provider agrees to issue the Letters of Credit at any time up to and including the Bridge Loan Maturity Date, provided that all conditions for such issuance set forth herein have been satisfied. The Obligor agrees to reimburse the LOC Provider in immediately available funds for the amount of each drawing honored by the LOC Provider under each Letter of Credit and not otherwise immediately reimbursed to the LOC Provider, together with interest pursuant to Section 3.04 hereof, as follows:

(a) Pursuant to the Enhancement Custodial Agreement, the Enhancement Custodian (i) will draw on each Letter of Credit on each Eligible Bond Payment Date for the amount of principal, redemption price and/or interest payable in respect of the related Eligible Bond, (ii) will deliver to the LOC Provider all amounts received by the Enhancement Custodian in respect of payments on such Eligible Bond, to reimburse the LOC Provider for the amount of such Bond Payment Drawing, and (iii) will notify the LOC Provider and the Obligor of the amount of any shortfall in the event the Enhancement Custodian has not received sufficient funds to provide for reimbursement to the LOC Provider in full for such Bond Payment Drawing.  In the event that the LOC Provider is not reimbursed in full by the Enhancement Custodian for any such Bond Payment Drawing on the date of such drawing, the Obligor will reimburse the LOC Provider, without any requirement of notice or demand by the LOC Provider, for the Letter of Credit Shortfall Amount.

(b) Pursuant to the Enhancement Custodial Agreement, on each Enhanced Custody Receipt Mandatory Tender Date the Enhancement Custodian (i) will draw on each related Letter of Credit for the amount of the Enhanced Custody Receipt Mandatory Tender Price payable in respect of the Enhanced Custody Receipts subject to mandatory tender, (ii) will deliver to the LOC Provider all amounts received by the Enhancement Custodian in respect of the liquidation or distribution of the related Eligible Bonds, to reimburse the LOC Provider for the amount of the Enhanced Custody Receipt Mandatory Tender Drawing, and (iii) will notify the LOC Provider and the Obligor of the amount of any shortfall in the event the Enhancement Custodian has not received sufficient funds to provide for reimbursement in full of such Enhanced Custody Receipt Mandatory Tender Drawing.  In the event that the LOC Provider is not reimbursed in full by the Enhancement Custodian for any such Enhanced Custody Receipt Mandatory Tender Drawing on the date of such drawing, the Obligor will reimburse the LOC Provider, without any requirement of notice or demand by the LOC Provider, for the Letter of Credit Shortfall Amount.

SECTION 3.02. TOB Liquidity Shortfall Obligations. The TOB Liquidity Provider agrees to issue the TOB Liquidity Facilities at any time up to and including the Bridge Loan Maturity Date, provided that all conditions for such issuance set forth herein have been satisfied.  Under each TOB Trust Agreement, the TOB Floaters are subject to optional and mandatory tender under certain circumstances provided therein.  Each TOB Trust Agreement provides that the TOB Trustee (a) will draw on the applicable TOB Liquidity Facility for such TOB Trust to pay the TOB Floater Purchase Price payable to the tendering holders of TOB Floaters to the extent that remarketing proceeds are not available to pay such TOB Floater Purchase Price, (b) will deliver to the TOB Liquidity Provider all amounts received by the TOB Trustee in respect of proceeds from the liquidation or distribution of the Enhanced Custody Receipts upon any final tender of the TOB Floaters, and (c) will notify the TOB Liquidity Provider and the Obligor of the amount of any shortfall in the event the TOB Trustee has not received sufficient funds to provide for reimbursement in full of such TOB Liquidity Drawing on the date of such drawing.  In the event that the TOB Liquidity Provider is not reimbursed in full by the TOB Trustee for any such TOB Liquidity Drawing on the date of such drawing, the Obligor will reimburse the TOB Liquidity Provider, without any requirement of notice or demand by the TOB Liquidity Provider, for the TOB Liquidity Shortfall Amount.

SECTION 3.03. Letter of Credit Fee.  The Obligor hereby agrees to pay to the LOC Provider the Letter of Credit Fee payable with respect to each Letter of Credit, without notice or demand, in immediately available funds in advance on the Letter of Credit Issuance Date and quarterly thereafter on each applicable Letter of Credit Fee Payment Date.  The Letter of Credit Fee shall be fully earned when due and nonrefundable when paid, with respect to the commitment of the LOC Provider under each Letter of Credit.

SECTION 3.04. Remarketing and Liquidity Charges.  The Obligor hereby agrees to pay to the TOB Placement and Remarketing Agent, without notice or demand, the portion of the Remarketing and Liquidity Charges relating to provision of remarketing services, and hereby agrees to pay to the TOB Liquidity Provider, without notice or demand, the portion of the Remarketing and Liquidity Charges relating to provision of the TOB Liquidity Facilities in each case in immediately available funds in arrears on each applicable Remarketing and Liquidity Charge Payment Date.  The Remarketing and Liquidity Charges shall be fully earned when due and nonrefundable when paid, with respect to the commitment of the TOB Liquidity Provider under each TOB Liquidity Facility and the services of the TOB Placement and Remarketing Agent under each TOB Placement and Remarketing Agreement.

SECTION 3.05. Notice of Fee Amounts Payable.  The Bank will endeavor to provide written notice to the Obligor, at least fifteen (15) Business Days prior to each Fee Payment Date, of the amount of the Letter of Credit Fee and/or Remarketing and Liquidity Charges payable on such Fee Payment Date; provided, however, that the Letter of Credit Fee and the Remarketing and Liquidity Charges shall be due and payable on such Fee Payment Date, notwithstanding any delay or  failure by the Bank in providing such notice.

SECTION 3.06. Letter of Credit Drawing Fee.  The Obligor agrees to pay to the LOC Provider a Letter of Credit drawing fee of $250, without notice or demand by the LOC Provider, on each day on which a Drawing is honored by the LOC Provider under each Letter of Credit.

SECTION 3.07. Waiver and Amendment Fee; Courier Fee.  (a)  Upon each waiver and any amendment relating to the Bridge Loan, any Letter of Credit, any TOB Liquidity Facility or this Agreement, the Obligor agrees to pay to the Bank the sum of $250 plus the Bank’s reasonable costs and expenses (including legal fees) associated with such waiver or amendment (and interest on such costs and expenses from the date expended by the Bank to the date reimbursed at the Applicable Rate, payable on the date of such waiver or amendment.

(b) In connection with any express mailing or similar express delivery required to be made by the Bank pursuant to this Agreement, the Obligor agrees to reimburse the Bank upon demand the sum of $45.

SECTION 3.08. Interest on Obligations.  The Obligor shall pay interest to the Bank, the LOC Provider, the TOB Liquidity Provider, and the TOB Placement and Remarketing Agent, as applicable, at the Applicable Rate, compounded daily, on the amount of each Obligation or other amount due hereunder from the date such Obligation or other amount becomes owing to the date of reimbursement or payment in full to the Bank, the LOC Provider, TOB Liquidity Provider or TOB Placement and Remarketing Agent, as applicable.

SECTION 3.09. Place, Time and Manner of Payment; Maximum Interest Rate.  All payments by the Obligor to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent under this Agreement shall be made in lawful currency of the United States and in immediately available funds by federal wire in accordance with the payment instructions set forth on Schedule VI attached hereto and shall be made without any set-off, counterclaim or deduction whatsoever.  The Obligor hereby agrees to pay to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent on demand interest at the Applicable Rate, compounded daily, on any and all amounts due and unpaid hereunder by the Obligor from the date such amounts become due until paid in full (after as well as before judgment).  Any payment received by the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent after 2:00 p.m. on a Business Day shall be deemed to have been received by such party on the next succeeding Business Day for purposes of the immediately preceding sentence and all other calculations of interest and fees.  Except as otherwise provided herein, all computations of fees and interest shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Bank of an interest rate or of interest or fees payable hereunder shall be conclusive and binding for all purposes in the absence of manifest error.  In the event that the date specified for any payment hereunder is not a Business Day, such payment shall be made not later than the next following Business Day and interest shall be paid at the rate provided for herein on any such payment to the Business Day on which such payment is made.  Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate permitted by Applicable Law.

SECTION 3.10. Obligations Unconditional; Preference Amounts.

(a) The Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Obligor hereby agree that all Obligations and other liabilities of the Obligor under this Agreement are and shall be unconditional direct obligations of the Obligor, with full recourse against the Obligor for the payment thereof.

(b) Notwithstanding anything in this Agreement to the contrary, the Obligor’s obligations to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent in respect of Obligations shall be due and payable by the Obligor or shall be reinstated (as the case may be) if at any time any payment made to the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, in whole or in part, is rescinded or must otherwise be returned by the Bank, the Enhancement Custodian, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, as applicable, upon the insolvency, bankruptcy or reorganization of any underlying issuer or obligor, the Obligor or otherwise, all as though such payment had not been made.

SECTION 3.11. Acquisition of Eligible Bonds and Collateral Bonds.  (a)  On or prior to the date of this Agreement, the Obligor will acquire the Eligible Bonds and the Collateral Bonds free of all liens.

(b) If the Letters of Credit and TOB Liquidity Facilities are issued on the date of this Agreement, the Obligor will (i) deliver to the Underlying Custodian each Eligible Bond together with an assignment thereof executed by the registered owner, and provide for registration of the ownership of each such Eligible Bond in the name of the Underlying Custodian; (ii) deliver to the Collateral Agent the Collateral Bonds, the Collateral Unenhanced Custody Receipts, the Pledged Notes and the TOB Residuals, and provide for registration of the pledge of each of such securities in the name of the Collateral Agent, on behalf of the LOC Bank, the TOB Liquidity Provider and the TOB Remarketing Agent, as provided in Article IV hereof.  The deposit price payable for the acquisition of the Eligible Bonds will be comprised of funds received from either the sale of the TOB Floaters and TOB Residuals or proceeds of the Bridge Loan.  All costs payable in respect of the acquisition of the Collateral Bonds are payable by the Obligor.  As an accommodation to the Obligor, if the Letters of Credit and TOB Liquidity Facilities are issued on the date of this Agreement, the TOB Placement and Remarketing Agent has agreed to deliver directly to Merrill Lynch, as present holder of the Eligible Bonds, the portion of the deposit price of such Eligible Bonds that the Placement and Remarketing Agent expects to receive from the sale of the TOB Floaters.  In the event that the TOB Placement and Remarketing Agent has delivered such portion of the deposit price and the transactions contemplated by this Agreement and the Related Documents fail to close on the date hereof for any reason whatsoever, the Obligor agrees to purchase such Eligible Bonds from the TOB Placement and Remarketing Agent on the date hereof for a purchase price equal to the amount so paid by the TOB Placement and Remarketing Agent.

(c) If the Bridge Loan is made on the date of this Agreement, then in lieu of the provisions set forth in paragraph (b) above, the Obligor will:

(i) on the date of this Agreement, (A) deliver to the Collateral Agent (1) each Eligible Bond, and provide for registration of the pledge of each Eligible Bond in the name of the Collateral Agent, on behalf of the Bank, as provided in Article IV hereof, and (2) the Collateral Bonds and the Pledged Notes, and provide for registration of the pledge of each of such securities in the name of the Collateral Agent, on behalf of the Bank, the LOC Bank, the TOB Liquidity Provider and the TOB Remarketing Agent, as provided in Article IV hereof, and (B) execute and deliver into escrow with the Obligor’s counsel all documentation necessary to transfer the ownership of each Eligible Bond from the Obligor to the Underlying Custodian as registered owner, with instructions to each Bond Trustee to provide for registration of each such Eligible Bond in the name of the Underlying Custodian on the Letter of Credit Issuance Date;

(ii) on the Letter of Credit Issuance Date, (A) cause each Eligible Bond to be delivered by the Collateral Agent to the Underlying Custodian, and provide for the transfer of ownership from the Obligor to the Underlying Custodian and for registration of the ownership of each such Eligible Bond in the name of the Underlying Custodian (the Bank and the Custodian to release the Eligible Bonds from the pledge of this Agreement for such purpose), and (B) deliver or cause to be delivered to the Collateral Agent the Collateral Unenhanced Custody Receipts and the TOB Residuals, and provide for registration of the pledge of each of such securities in the name of the Collateral Agent, on behalf of the LOC Bank, the TOB Liquidity Provider and the TOB Remarketing Agent, as provided in Article IV hereof.

ARTICLE IV

SECURITY; COLLATERAL AGENT

SECTION 4.01. Appointment of Collateral Agent; Collateral Agent Fee.  (a)  The Bank and the Obligor hereby appoint the Collateral Agent and the Collateral Agent hereby agrees to act as Collateral Agent hereunder.  The Collateral Agent assumes no obligation to review the sufficiency of the Collateral, or to recommend the purchase, retention or sale of any Collateral.

(b) The Obligor hereby agrees to pay to the Collateral Agent the Collateral Agent Fee, without notice or demand, in immediately available funds in advance on the date hereof and on the date of each anniversary of the date hereof until the termination of this Agreement in accordance with its terms.  The Collateral Agent Fee shall be fully earned when due and nonrefundable when paid.

SECTION 4.02. Security.  (a)  In order to secure the prompt and complete payment by the Obligor when due of all Obligations, (i) the Obligor hereby grants to the Collateral Agent, for the benefit of the Bank, the LOC Provider, TOB Liquidity Provider and TOB Placement and Remarketing Agent, a first priority perfected, secured lien on, and assigns to the Collateral Agent, for the benefit of the Bank, the LOC Provider, TOB Liquidity Provider and TOB Placement and Remarketing Agent, all right, title and interest of the Obligor in and to all Collateral and all proceeds thereof, including all certificates or instruments representing or evidencing such Collateral, and all principal, interest and payments and distributions of cash or other property and proceeds from time to time received, receivable or otherwise distributed in respect of, or in exchange therefor (whether such proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or other similar law, by or against the Obligor) and all powers and rights of the Obligor now or hereafter acquired by the Obligor, including rights of enforcement, with respect to all Eligible Bonds, all Collateral Bonds, all Collateral Unenhanced Custody Receipts, all TOB Residuals and all Pledged Notes.  In addition, the Pledged Notes executed by the Property Owners of the Recorded Second Lien Properties will be secured by a Recorded Second Lien Mortgage on the fee simple interest in each of the Recorded Second Lien Properties, and the Pledged Notes executed by the Property Owners of the Unrecorded Second Lien Properties will be secured by an Additional Second Lien Mortgage on the fee simple interest in each of the Additional Second Lien Properties.

(b) The market value of each Eligible Bond as of the date of this Agreement, as determined by the Bank, is set forth on Schedule I attached to this Agreement.  Each Eligible Bond will be marked to market by the Bank after the date hereof on a daily basis.  If at any time after the date hereof and prior to the termination of this Agreement the market value of any Eligible Bond (as determined by the Bank in its sole discretion) drops below the applicable Trigger Price, the Obligor must either deliver to the Collateral Agent Additional Eligible Collateral  or reduce the aggregate outstanding balance of the Bridge Loan or of Eligible Bonds secured by Letters of Credit and the aggregate maximum amount to be drawn under the TOB Liquidity Facilities, as applicable, in an amount satisfactory to the Bank in its sole discretion.  In addition to other remedies available to the LOC Provider and the TOB Liquidity Provider,  each of them shall have the right to cause the mandatory tender of the Enhanced Custody Receipts and the TOB Floaters, respectively, if the Obligor fails to satisfy the requirements of this paragraph.  The market value of each Eligible Bond after the date hereof will be determined by the Bank by reference to the Municipal Market Data index plus 2.00%, determined without penalty for real estate performance.  The Bank shall notify the Obligor of any change of methodology used for determining the market value of Eligible Bonds.

(c) The Obligor will not give any consents, approvals, ratifications or waivers with respect to any Collateral or take any other actions with respect to the Collateral permitted by the provisions of the Bond Documents or the TOB Documents without the prior written consent of the Bank.

(d) On or prior to the date hereof, the Obligor will deliver to the Collateral Agent all Collateral required to be delivered as a condition to the issuance and delivery of the Bridge Loan or the Letters of Credit and the TOB Liquidity Facilities, as applicable.  In conjunction with the delivery of each item of Collateral at the time required by this Agreement, the Obligor will direct each Bond Trustee, Underlying Custodian, TOB Trustee and Property Owner that is the maker of a Pledged Note to (i) register on its books the lien of the Collateral Agent with respect to the Eligible Bonds (if the Obligor borrows the Bridge Loan), the Collateral Bonds, the Collateral Unenhanced Custodial Receipts, the TOB Residuals and the Pledged Notes, as applicable, (ii) send to the Collateral Agent and the Bank copies of all distribution reports and other reports (if any) sent to holders of such Eligible Bonds, Collateral Bonds, Collateral Unenhanced Custodial Receipts, TOB Residuals or Pledged Notes, as applicable, and (iii) make all payments or distributions in respect of the Eligible Bonds (if the Obligor borrows the Bridge Loan), Collateral Bonds, Collateral Unenhanced Custodial Receipts, TOB Residuals and Pledged Notes directly to the Collateral Agent.  Prior to an Event of Default or Additional Termination Event, the Collateral Agent shall remit to the Obligor at the account specified on Schedule VI hereto any payment or distribution received by the Collateral Agent from the TOB Trustee, Underlying Custodian, Bond Trustee or Property Owner issuer of a Pledged Note in respect of the Eligible Bonds, Collateral Bonds, Collateral Unenhanced Custody Receipts, TOB Residuals or Pledged Notes upon receipt thereof by the Collateral Agent.  At any time after the occurrence of an Event of Default or Additional Termination Event, any such payments or distributions on the Eligible Bonds, the Collateral Bonds, Collateral Unenhanced Custody Receipts, Eligible Bond Collateral, TOB Residuals or Pledged Notes shall (A) constitute “Collateral,” (B) be subject to the lien of the Collateral Agent hereunder, and (C) be retained by the Collateral Agent on behalf of the Bank, the LOC Provider, the TOB Liquidity Provider, and the TOB Placement and Remarketing Agent in satisfaction of any outstanding Obligations.  At any time after the occurrence of an Event of Default or Additional Termination Event, the Collateral Agent shall present for payment any Eligible Bonds, TOB Residual, Collateral Unenhanced Custody Receipt, Collateral Bond, Pledged Note or other Collateral that must be presented for payment to the TOB Trustee, Underlying Custodian, Bond Trustee or issuer thereof, or its agent, as applicable, and apply such proceeds pursuant to Article IX hereof.

SECTION 4.03. Representations and Warranties of the Collateral Agent.  The Collateral Agent represents and warrants to the Bank and the Obligor that on the date hereof that:

(a) its execution, delivery and performance of this Agreement are within its powers, have been and remain duly authorized by all necessary action, corporate or otherwise, and do not conflict with any provision of any law, regulation, rule, decree, order, judgment or contractual restriction binding or affecting it or its property or assets or any provision of its formative documents; and

(b) this Agreement has been duly executed and delivered and this Agreement constitutes its valid and legally binding obligation enforceable against it in accordance with its terms.

SECTION 4.04. Collateral Agent’s Standard of Care, Liabilities and Indemnity.  (a)  The Collateral Agent shall exercise reasonable care in its custody and preservation of the Collateral and shall be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to a like transaction in which it alone is interested.

(b) The Collateral Agent shall not be liable to the Obligor or the Bank for any action taken or omitted by it hereunder at the direction of the Bank.  The Collateral Agent shall be liable only for its gross negligence, bad faith or willful misconduct.

(c) The Obligor hereby agrees to indemnify the Collateral Agent and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including reasonable counsel fees, howsoever arising, from or in connection with this Agreement or the performance of its duties hereunder; provided, that nothing contained herein shall require that the Collateral Agent be indemnified by the Obligor for any such claims, losses, liabilities, damages or expenses arising from the Collateral Agent’s gross negligence, bad faith or willful misconduct or arising from the Bank’s negligence, bad faith or willful misconduct.

(d) The Bank hereby agrees to indemnify the Collateral Agent and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including reasonable counsel fees, howsoever arising, from or in connection with this Agreement or the performance of its duties hereunder; provided, that such claims, losses, liabilities, damages or expenses result from Bank’s negligence, bad faith or willful misconduct.

SECTION 4.05. Termination; Successor Collateral Agent.  (a)  If at any time the Collateral Agent become incapable of acting or is adjudged a bankrupt or insolvent, or a receiver of the Collateral Agent or of its property is appointed, or any public officer takes charge or control of the Collateral Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Bank or the Obligor may petition any court of competent jurisdiction for the removal of the Collateral Agent and the appointment of a successor Collateral Agent.

(b) If at any time the Collateral Agent notifies the Bank and the Obligor that the Collateral Agent elects to resign as Collateral Agent, the Bank shall, within 45 days after the delivery of the notice of resignation (and also within 45 days of a notice or removal pursuant to subsection (b) of this Section 4.05), appoint a successor Collateral Agent, which successor shall be a commercial bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000 or whose obligations hereunder are guaranteed by a Person whose capital and surplus or net worth is at least that amount.  If no successor Collateral Agent has been so appointed within such 45-day period, the Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent.

(c) Notwithstanding the foregoing, no resignation or removal of the Collateral Agent in accordance with the provisions hereof shall become effective until a successor Collateral Agent has accepted its appointment hereunder.

(d) Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated or any corporation acquiring or otherwise succeeding to all or substantially all the business of the department or group that administers this Agreement shall be the successor of the Collateral Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto; provided, that such corporation shall otherwise satisfy the requirements of Section 4.05(b).

SECTION 4.06. Duties of the Collateral Agent.  It is understood and agreed that the Collateral Agent’s duties are solely those set forth herein and that the Collateral Agent shall have no duty to take any other action unless specifically agreed to by the Collateral Agent in writing.  Without limiting the generality of the foregoing, the Collateral Agent shall not be required to institute, appear in or defend any suit with respect to any Collateral (other than a suit relating to the failure of the Collateral Agent to perform its obligations hereunder), unless requested by the Bank in writing and indemnified to its satisfaction.

SECTION 4.07. Protection of Collateral.  The Obligor will from time to time execute, deliver and file all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and will take such other action necessary or advisable to:

(i) maintain or preserve the lien and security interest (and the priority thereof) of this Agreement or carry out more effectively the purposes hereof,

(ii) perfect, publish notice of or protect the validity of the lien and security interest made or to be made by this Agreement;

(iii) enforce any rights with respect to the Collateral; or

(iv) preserve and defend title to the Collateral and the rights of the Collateral Agent, the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent in such Collateral against the claims of all persons and parties.

(b) The Obligor hereby designates the Collateral Agent its agent and attorney-in-fact to execute any financing statement, continuation statement or other instrument required to be executed pursuant to this Section 4.07 and hereby authorizes the Collateral Agent to file in any filing office any financing statement, amendment to financing statement, or continuation statement required to be executed pursuant to this Section 4.07.

SECTION 4.08. The Collateral Agent in Other Capacities.  The Collateral Agent or any of its subsidiaries or affiliates, acting as principal, may act as agent for, provide banking and other services to and generally engage in any kind of business with issuers of securities and money market instruments purchases for the Bank or the Obligor to the same extent as if the Collateral Agent were not Collateral Agent hereunder.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01. Effective Date.  This Agreement shall become effective on the date hereof, provided that all requirements for closing set forth in the Commitment Letter have been satisfied in full to the satisfaction of the Bank in its sole discretion and each of the conditions precedent as set forth in (a) Sections 5.02, (b) either 5.03 or 5.04, and (c) Section 5.05 have been satisfied.

SECTION 5.02. Documents to be Received.  As a condition precedent to the effectiveness of this Agreement, the Bank shall have received each of the following documents, each dated the date hereof, except as otherwise specified, in form and substance satisfactory to the Bank (all certificates evidencing Collateral to be delivered to the Collateral Agent):

(a) this Agreement, duly executed by the Obligor and the Collateral Agent;

(b) with respect to the Eligible Bonds, a copy of the Bond Indenture and all offering documents;

(c) an original of each Collateral Bond that is in definitive form, and a copy of each Collateral Bond that is in book-entry form, together with (i) an agreement of the Bond Trustee (A) to record the pledge of the Collateral Bond in favor of the Collateral Agent for the benefit of the Bank, the LOC Provider, TOB Liquidity Provider and the TOB Placement and Remarketing Agent, and (B) to make all payments on the Collateral Bond to the Collateral Agent; and (ii) with respect to each Collateral Bond indicated on Schedule II as a participation interest, the original participation certificate and all documentation creating such participation;

(d) an original of each Pledged Note and an agreement by the related Property Owner (i) not to incur any additional indebtedness (other than additional advances pursuant to the related Pledged Note) for so long as this Agreement is in effect, and (ii) to make all payments on the Pledged Note to the Collateral Agent;

(e) evidence satisfactory to the Bank of recordation in the applicable recording office of each Recorded Second Lien Mortgage and an assignment of such Recorded Second Lien Mortgage from the Obligor to the Bank, and payment by the Obligor of all related recording charges, title insurance fees and taxes and related charges or fees;

(f) each original executed Additional Second Lien Mortgage and an assignment thereof from the Obligor to the Bank, each in recordable form;

(g) all additional documentation deemed by the Bank in its sole discretion to be necessary for the perfection of all pledges hereunder;

(h) favorable opinions of counsel to the Obligor and each of the Property Owners of the Recorded Second Lien Properties, addressed to the Bank, in form and substance satisfactory to the Bank and its counsel concerning such matters as the Bank and its counsel may reasonably require;

(i) evidence that the Obligor has established a depository relationship with the Bank;

(j) immediately available funds for payment of all fees, deposits and other amounts required to be paid to the Bank pursuant to the Commitment Letter and this Agreement;

(k) evidence that the Obligor has paid all amounts payable by the Obligor in respect of the purchase price of each Eligible Bond and each Collateral Bond, as required by Section 3.11;

(l) such other documents, certificates, instruments, opinions, including reliance letters, approvals (and, if requested by the Bank or its counsel, certified duplicates of executed copies thereof) or filings with respect to this Agreement, and including customary closing certificates and legal opinions, in each case as the Bank or its counsel may reasonably request.

SECTION 5.03. Additional Conditions Precedent for Issuance of Letters of Credit and TOB Liquidity Facilities.  As a condition precedent to the issuance of the Letters of Credit and TOB Liquidity Facilities, the Bank shall have received each of the following documents, each dated the Letter of Credit Issuance Date, except as otherwise specified, in form and substance satisfactory to the Bank (all certificates evidencing Collateral to be delivered to the Collateral Agent):

(a) Copies of the certificates representing the Eligible Bonds being delivered to the Underlying Custodian, together with evidence that such Eligible Bonds have been transferred to and registered in the name of the Underlying Custodian, and if Schedule I indicates that an Eligible Bond is a participation interest, a copy of the participation certificate and all documentation creating such participation;

(b) evidence that the Enhanced Custody Receipts and TOB Floaters have been rated by a major national rating agency with a rating necessary for the sale of the TOB Floaters, and confirmation from the Placement and Remarketing Agent that the proposed Letter of Credit Issuance Date is an acceptable date for closing the TOB Trusts;

(c) the Unenhanced Custodial Agreement, in form and substance acceptable to the the LOC Provider, the TOB Liquidity Provider, and their counsel, duly executed by the Underlying Custodian, together with a purchase agreement in the form attached to the Unenhanced Custodial Agreement, executed and delivered by the Obligor;

(d) all original Collateral Unenhanced Custody Receipts, together with an agreement of the Underlying Custodian (i) to record the pledge of the Collateral Unenhanced Custody Receipts in favor of the Collateral Agent for the benefit of the LOC Provider, TOB Liquidity Provider and the TOB Placement and Remarketing Agent, and (ii) to make all payments on the Collateral Unenhanced Custody Receipts to the Collateral Agent;

(e) the Enhancement Custodial Agreement, in form and substance acceptable to the LOC Provider, the TOB Liquidity Provider, and their counsel, duly executed by the Enhancement Custodian;

(f) the original of each TOB Residual certificate in definitive form, together with (i) an agreement of the TOB Trustee (a) to record the pledge of the TOB Residual in favor of the Collateral Agent for the benefit of the LOC Provider, TOB Liquidity Provider and the TOB Placement and Remarketing Agent, and (b) to make all payments on the TOB Residual to the Collateral Agent, and (ii) an executed Purchaser Letter as required by the TOB Trust Agreement; and

(g) immediately available funds for payment of all fees, deposits and other amounts required to be paid to the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent pursuant to the Commitment Letter and this Agreement, including without limitation any portion of the Commitment Fee remaining unpaid.

SECTION 5.04. Additional Conditions Precedent for Bridge Loan.  As a condition precedent to any advance under the Bridge Loan, the Bank shall have received each of the following documents, each dated the date of such advance, except as otherwise specified, in form and substance satisfactory to the Bank (all certificates evidencing Collateral to be delivered to the Collateral Agent):

(a) an original of each Eligible Bond that is in definitive form, and a copy of each Eligible Bond that is in book-entry form, together with (i) an agreement of the Bond Trustee (A) to record the pledge of the Eligible Bond in favor of the Collateral Agent for the benefit of the Bank, and (B) to make all payments on the Eligible Bond to the Collateral Agent; and (ii) with respect to each Eligible Bond indicated on Schedule II as a participation interest, the original participation certificate and all documentation creating such participation; and

(b) immediately available funds for payment of all fees, deposits and other amounts required to be paid to the Bank pursuant to the Commitment Letter and this Agreement, including without limitation the Bridge Loan Commitment Fee.

In addition, if the Obligor borrows the Bridge Loan, on the date of this Agreement the Obligor will deliver in escrow all documentation necessary to transfer the ownership of each Eligible Bond from the Obligor to the Underlying Custodian as registered owner on the Letter of Credit Issuance Date, with instructions to each Bond Trustee to provide for registration of each such Eligible Bond in the name of the Underlying Custodian on the Letter of Credit Issuance Date.  On the Letter of Credit Issuance Date, the Bank will direct the Collateral Agent to release the Eligible Bonds from the lien of this Agreement, and Obligor hereby irrevocably (i) authorizes the delivery to the Bond Trustees of such executed transfer and payment instructions, and (ii) directs the Collateral Agent to deliver the Eligible Bonds to the Underlying Custodian.

SECTION 5.05. Additional Conditions Precedent.  As a condition precedent to each of the effectiveness of this Agreement, any advance under the Bridge Loan, and any issuance of the Letters of Credit and TOB Liquidity Facilities, the following statements shall be true and correct:

(a) the representations and warranties of the Obligor set forth herein are true and correct; and

(b) to the knowledge of the Obligor, no Default or Event of Default or Additional Termination Event has occurred and is continuing.

ARTICLE VI

OBLIGATIONS ABSOLUTE

SECTION 6.01. Obligations Absolute.  The obligations of the Obligor under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of any of the Related Documents;

(b) any amendment or waiver of or any consent to depart from the terms hereof or from any of the Related Documents;

(c) the existence of any claim, set-off, defense or other right that the Obligor may have at any time against the Enhancement Custodian, the Underlying Custodian, the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent, the Collateral Agent or any beneficiary of a Letter of Credit (or any Person for whom any of the above is acting) or any other Person, whether in connection with this Agreement, any of the Related Documents, any transactions contemplated hereby or thereby or any unrelated transaction;

(d) any statement or any other document presented under any of the Related Documents proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, other than statements and documents provided by the Bank or its Affiliates;

(e) any non-application or misapplication by the Enhancement Custodian or otherwise of the proceeds of a drawing or advance under any Letter of Credit;

(f) any non-application or misapplication by any TOB Trustee or otherwise of the proceeds of a liquidity advance under any TOB Liquidity Facility;

(g) any non-application or misapplication by the Collateral Agent or otherwise of the Collateral or the proceeds thereof;

(h) any bankruptcy, insolvency or reorganization of the Enhancement Custodian or the Underlying Custodian, any TOB Trustee or the Obligor or other proceeding against the Enhancement Custodian, the Underlying Custodian, any TOB Trustee or the Obligor pursuant to any law relating to creditors’ rights, and regardless of any adverse effect which such proceeding might have upon the obligations of the Enhancement Custodian, the Underlying Custodian, such TOB Trustee or the Obligor;

(i) any and all defenses based on impairment of collateral; and

(j) any other circumstances or happenings whatsoever, whether or not similar to any of the foregoing, other than any event caused by, arising out of or otherwise related to the gross negligence or willful misconduct of the Bank.

The liability of the Obligor hereunder shall not be discharged except by complete payment of the amounts due and payable by the Obligor under this Agreement.  This Agreement shall continue to be effective if the Obligor merges or consolidates with or into another entity, loses its separate identity or ceases to exist.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE OBLIGOR

To induce the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent to enter into this Agreement, to make the Bridge Loan, to  execute and deliver the Letters of Credit and the TOB Liquidity Facilities, and to provide placement and remarketing services for the TOB Trust, as applicable, the Obligor hereby represents and warrants to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent that:

SECTION 7.01. Organization, Powers, Etc.  The Obligor is a duly created and validly existing limited partnership organized under the laws of the State of Delaware, in good standing, with full power and authority (a) to own its property, (b) to carry on its activities as now conducted and as contemplated under this Agreement, and (c) to execute, deliver, perform and secure its obligations under this Agreement in accordance with its terms.

SECTION 7.02. Authorization; Absence of Conflicts, Etc.  The execution, delivery and performance by the Obligor of this Agreement in accordance with its terms, (a) has been duly authorized by all necessary action on the part of the Obligor, (b) does not and will not conflict with, or result in a material violation of, any Applicable Law, (c) does not and will not require any consent or approval of any creditor of the Obligor or other third party or conflict with, result in a material violation of, or constitute a material default under, the Obligor’s formative documents or any agreement or instrument to which the Obligor is a party or by which it or any of its Property may be bound, and (d) does not and will not result in or require the creation or imposition of any lien upon or with respect to any Property now owned or hereafter acquired by the Obligor pursuant to any other agreement to which the Obligor is a party.

SECTION 7.03. Binding Obligation.  This Agreement has been duly executed and delivered by a duly authorized representative of the Obligor and is a legal, valid and binding obligation of the Obligor enforceable against it in accordance with its terms, except to the extent, if any, that the enforceability thereof may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, debt adjustment or other similar law or enactment now or hereafter enacted by the state or federal government affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 7.04. Governmental Approvals.  All Governmental Approvals necessary for the Obligor to enter into this Agreement and to perform its obligations hereunder have been obtained and remain in full force and effect and are subject to no further administrative or judicial review, and no other Governmental Approval is necessary for the due execution, delivery and performance by the Obligor of this Agreement.

SECTION 7.05. Compliance with Applicable Law.  The Obligor is in compliance with all Applicable Law, including all Governmental Approvals.

SECTION 7.06. Absence of Litigation.  Except as otherwise disclosed in writing to the Bank, there is no action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, arbitrator, governmental or other board, body or official, pending or, to the best knowledge of the Obligor, threatened against or affecting it or any of its Affiliates, questioning the validity of any proceeding taken or to be taken by the Obligor in connection with the execution, delivery and performance by the Obligor of this Agreement or seeking to prohibit, restrain or enjoin the execution, delivery or performance by the Obligor of this Agreement, nor, to the best knowledge of the Obligor, is there any basis therefor, wherein an unfavorable decision, ruling or finding (a) would adversely affect the validity or enforceability of, or the authority or ability of the Obligor to perform its obligations under this Agreement, or (b) would have a Material Adverse Effect on the financial condition of the Obligor or any of its Affiliates or the results of operation of the Obligor or any of its Affiliates.

SECTION 7.07. Absence of Defaults.  Neither the Obligor nor any of its Affiliates is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Obligor or any of its Affiliates is a party or by which the Obligor or any of its Affiliates or any of its or their Property is bound or any judgments, decrees or orders.

SECTION 7.08. Good Title.  The Obligor has good title to all Collateral free of any liens (other than the lien of this Agreement), claims and transfer restrictions.

SECTION 7.09. Eligible Bond Representations.  On the date hereof (and if later, on the Letter of Credit Issuance Date), the Eligible Bonds are genuine and are free and clear of any lien, pledge, encumbrance or any other security interest.  Such representation and warranty shall survive the delivery of the Eligible Bonds and the issuance of the Unenhanced Custody Receipts.

SECTION 7.10. Environmental Matters.  The Obligor represents that, to the best of its knowledge: (a) each Property is free from any and all Hazardous Materials and there exists no material violation of any Environmental Law; (b) there is no Environmental Claim directly involving any Property in which compliance with any Environmental Law is an issue; and (c) nothing further remains to be done to satisfy in full all requirements of each such Environmental Law.

SECTION 7.11. Related Documents.  The Obligor has received and reviewed all of the Related Documents.

ARTICLE VIII
                                                            COVENANTS

From the date hereof and until the termination of this Agreement and payment in full of all amounts payable to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent hereunder, the Obligor hereby covenants and agrees that:

SECTION 8.01. Compliance with Agreements.  It will observe and perform fully and faithfully all of its obligations under this Agreement.

SECTION 8.02. Compliance with Applicable Laws.  It will, and will cause each of its Affiliates to comply, in all material respects, with all Applicable Laws, such compliance to include, without limitation, paying and discharging, as the same may become due and payable, all taxes, assessments and other governmental charges or levies against or on any of its or their property, as well as claims of any kind that, if unpaid, might become a lien upon any of its or their properties; provided, however, that the foregoing shall not require the Obligor, any of its Affiliates or any Property Owner to comply with any such Applicable Law, and any claim thereunder, so long as (a) the Obligor, such Affiliate or such Property Owner, as applicable, in good faith shall contest the validity thereof and shall, with respect to the payment of any such tax, assessment, charge, levy or lien, in accordance with generally accepted accounting principles and applicable regulations, set aside and maintain on its books adequate reserves with respect thereto, or (b) such noncompliance would not have a Material Adverse Effect on the Obligor’s ability to perform its obligations and liabilities hereunder.

SECTION 8.03. Accounting, Reports and Other Information.  (a)  The Obligor must deliver to the Bank operating statements and rent rolls for each Property on a semi-annual basis within 60 days after the end of each fiscal year of the Obligor and each semi-annual quarter of the Obligor (the Bank reserving the right to require more frequent reporting), as well as any additional financial information regarding the Properties that the Bank may reasonably request from time to time.

(b) The Obligor must deliver to the Bank audited annual financial statements within 180 days after the end of each fiscal year of the Obligor, and quarterly financial statements within 60 days after the end of each fiscal quarter of the Obligor.

(c) The Obligor will furnish to the Bank promptly, from time to time, such additional information regarding the Properties and the operations, financial condition of the Obligor as the Bank may reasonably request.

SECTION 8.04. Financial Covenants.  (a)  While this Agreement is in effect and until full and complete payment and performance of all of the Obligations, the Obligor shall:

(i) Not permit its total liabilities divided by total assets to exceed 70%; and

(ii) Maintain Unrestricted Liquid Assets at all times equal to at least $5 million.

(b) In the event the aggregate Debt Service Coverage Ratio for the Properties (exclusive of any payments of contingent interest on the applicable Bonds) at any time falls below 1.10 to 1.00, the Obligor shall reduce the aggregate outstanding balance of Eligible Bonds secured by Letters of Credit in an amount sufficient to raise the Debt Service Coverage Ratio to 1.10 or higher.

SECTION 8.05. Cap on Issuance of TOB Floaters.  Notwithstanding any other terms or provisions of the TOB Trust Documents, the TOB Floaters shall not be issued in excess of the maximum dollar amount with respect to each Eligible Bond set forth on Schedule I.

SECTION 8.06. Notice of Default.  It will notify the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent promptly of any Default or Event of Default of which the Obligor has knowledge, setting forth the details of such Default or Event of Default and any and all action that the Obligor has taken or proposes to take with respect thereto.

SECTION 8.07. Preservation of Existence; General Partners.  It will preserve and maintain its legal existence, franchises, rights and privileges in the State of Delaware.  The Obligor will not permit the substitution of any general partner or other change in its ownership structure without the Bank’s prior written consent, other than transfers of limited partnership interests.

SECTION 8.08. Depository Relationship.  It will maintain its depository relationship with the Bank.

SECTION 8.09. Liquidation.  It will not terminate, wind up, liquidate or dissolve its affairs.

SECTION 8.10. Merger.  It will not consolidate or merge with or into or transfer substantially all of its assets to any other Person.

SECTION 8.11. Liens; Collateral.  (a)  It will not, nor will it permit any other person to, sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any Collateral, nor will it create, incur or permit to exist any lien on or with respect to the Collateral, any interest therein, or any proceeds thereof (other than the lien of this Agreement).

(b) It will pay in timely fashion all taxes, assessments or charges of any nature that are imposed with respect to the Collateral, including without limitation any filing fees payable in connection with the filing, continuation, amendment or termination of any related financing statements.  The Obligor will give notice to the Collateral Agent and the Bank of, and defend the Collateral, against, (i) any suit, action or proceeding against such Collateral, and (ii) any lien that may be asserted with respect to any Collateral (other than the lien of this Agreement).

SECTION 8.12. Post-Closing Covenant.  It will provide to First American Title Insurance Company within sixty (60) days following the date hereof, such instruments, certificates and other documents as are sufficient to remove any survey exceptions from the mortgagee title policies insuring the Recorded Second Lien Mortgages.

SECTION 8.13. Custodian Fees.  It will pay or cause to be paid all fees payable to the Enhancement Custodian and the Underlying Custodian pursuant to the Enhancement Custodial Agreement and the Unenhanced Custodial Agreement.

ARTICLE IX

EVENTS OF DEFAULT; ADDITIONAL TERMINATION EVENTS; AND REMEDIES

SECTION 9.01. Events of Default.  Each of the following events shall constitute an Event of Default under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Obligor, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental body:

(a) the failure by the Obligor to pay to the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, as applicable, any amount when due under this Agreement when the same shall have become due; or

(b) the failure by the Obligor to perform or observe any covenant in Section 8.04, 8.05, 8.07, 8.08,8.09, 8.10 or 8.11(a) of this Agreement; or

(c) the failure by the Obligor to perform or observe any other term, covenant or agreement contained in this Agreement not specified in paragraph (a) or (b) above if such failure shall continue for a period of thirty (30) calendar days after written notice thereof by the Bank to the Obligor; or

(d) any warranty, representation or other written statement made by the Obligor contained herein or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made; or

(e) the occurrence of an Act of Bankruptcy with respect to the Obligor or any Affiliate; or

(f) any material provision of this Agreement shall at any time for any reason cease to be valid and binding in accordance with its terms on the Obligor or shall be declared to be null and void, or the validity or enforceability hereof or thereof shall be contested by the Obligor, or a proceeding shall be commenced by the Obligor seeking to establish the invalidity or unenforceability hereof, or the Obligor shall deny that it has any further liability or obligation under this Agreement.

SECTION 9.02. Additional Termination Events.  Each of the following events shall constitute an Additional Termination Event under this Agreement with respect to an Eligible Bond:

(a) the occurrence of an Act of Bankruptcy with respect to the issuer of such Eligible Bond or the applicable Property Owner; or

(b) a failure of payment of any installment of principal of or premium, if any, or interest on such Eligible Bond (whether by scheduled maturity, regular repayment, acceleration, demand or otherwise); or

(c) a failure of the Enhancement Custodian to pay any principal or any interest on or with respect to the related Enhanced Custody Receipts when due, if the LOC Provider has timely paid all drawings properly presented under the related Letter of Credit; or

(d) the entry of any decree or judgment by a court of competent jurisdiction, the taking of any official action by the Internal Revenue Service or the Department of the Treasury, or the occurrence of any similar action, in each case to the effect that interest on such Eligible Bond is includable in the gross income of the recipients thereof for federal income tax purposes, or the occurrence of any other event of taxability or determination of taxability under the related Bond Indenture; or

(e) the occurrence of an event of default under the related Bond Indenture, or any default under any Operating Loan Note, Recorded Second Lien Mortgage or Additional Second Lien Mortgage; or

(f) any other default under the Bond Indenture or other Bond Documents with respect to any Bond; or

(g) any drop in market value of such Eligible Bond below its Trigger Price, unless within five (5) business days after notice from the Bank, the Obligor delivers to the Collateral Agent Additional Eligible Collateral  in an amount acceptable to the Bank in its sole discretion.

SECTION 9.03. Remedies.  (a)  Upon the occurrence of an Event of Default, each of the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent may, in its sole discretion, but shall not be obligated to, exercise any or all of the following remedies:

(i) by written, or by electronic or telephonic immediately followed by written, notice to the Obligor, declare all amounts payable by the Obligor under this Agreement to be forthwith due and payable, and the same shall thereupon become due and payable without demand, presentment, protest or further notice of any kind, all of which are hereby expressly waived; or

(ii) exercise all or any of its rights and remedies as it may otherwise have under Applicable Law and under this Agreement, under the New York UCC as a secured creditor, or otherwise by such suits, actions, or special proceedings in equity or at law, or by proceedings in the office of any board or officer having jurisdiction, either for specific performance of any covenant or agreement contained in this Agreement, or in aid or execution of any power therein granted or for the enforcement of any proper legal or equitable remedy; or

(iii) give written notice to the Enhancement Custodian to cause the mandatory tender of any or all Enhanced Custody Receipts;

(iv) give written notice to the related TOB Trustee to cause the mandatory tender of any or all TOB Floaters; or

(v) record the Additional Second Lien Mortgages.

(b) If an Event of Default shall have occurred and be continuing, the Bank shall have the right to the extent permitted by law, and the Obligor shall take all such action as may be necessary or appropriate to give effect to such right, to cause the Collateral to be registered in its name.

(c) At any time after the occurrence of an Event of Default, the Bank may instruct the Collateral Agent to sell Collateral, in an amount estimated by the Bank to be sufficient to generate proceeds in the amount of all or any portion of any cash deficiency needed to satisfy all outstanding Obligations.

(d) The Collateral Agent shall use its best efforts to sell any Collateral pursuant to paragraph (a) above in good faith and in such manner as the Collateral Agent deems advisable at the highest obtainable price under current market conditions within a period of four (4) Business Days from the date of the Event of Default.

(e) All proceeds from the sale of any Collateral pursuant to this Section 9.03 (whether to the Obligor or to a third party) shall be applied by the Collateral Agent in the following order:

first, to payment of the expenses of such sale or other disposition any any costs associated with the exercise of any remedies by the Bank, including reasonable counsel fees and all expenses, recording charges, liabilities and advances incurred or made by the Collateral Agent or the Bank in connection therewith, including without limitation the amount of any accrued but unpaid Collateral Agent Fee;

second, to payment to the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent for application to payment of all outstanding Obligations; and

finally, on or after the date on which the Bridge Loan and all Letters of Credit and TOB Liquidity Facilities shall have been terminated and all Obligations hereunder shall have been paid in full, to payment to or upon the order of the Obligor of any surplus.

(f) Upon the occurrence of an Additional Termination Event, the LOC Bank may, in its sole discretion, but shall not be obligated to, give written notice to the Enhancement Custodian to cause the mandatory tender of the related Enhanced Custody Receipts, or all Enhanced Custody Receipts, at its option, and the TOB Liquidity Provider may, in its sole discretion, but shall not be obligated to, give written notice to the related TOB Trustee to cause the mandatory tender of any or all TOB Floaters.

(g) No failure or delay on the part of the Bank, the LOC Bank, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any further right or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

ARTICLE X

INDEMNIFICATION; NATURE OF THE OBLIGOR’S DUTIES;

SURVIVAL OF PROVISIONS

SECTION 10.01. Indemnification.  In addition to any other amounts payable by the Obligor under this Agreement, the Obligor hereby agrees to protect, indemnify, pay and save harmless the Bank and its affiliates from and against any and all Losses that any of them may incur or be subject to as a consequence of (i) any act or omission of the Obligor related to the execution and delivery of this Agreement or any of the Related Documents or performance thereunder, (ii) any breach by the Obligor of any warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement or the Related Documents, including all reasonable fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, or (iii) involvement in any legal suit, investigation, proceeding, inquiry or action as to which such party is involved as a consequence of the execution and delivery of the Related Documents or performance thereunder, its execution of this Agreement or any Related Document or any other event or transaction contemplated by any of the foregoing; provided, that the Obligor shall not be liable under this Section 10.01 for any Losses resulting from the willful misconduct or gross negligence of the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, as applicable, or the failure of the LOC Provider or the TOB Liquidity Provider or TOB Placement and Remarketing Agent, as applicable, to perform under any Letter of Credit, any TOB Liquidity Facility or any TOB Placement and Remarketing Agreement.  The obligations of the Obligor under this Section 10.01 shall survive the termination of this Agreement.

SECTION 10.02. Environmental Indemnity; Defense of Claims.  (a)  The Obligor hereby agrees to protect, indemnify, defend, release and hold harmless the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent from and against, and reimburse each such party on demand for, any and all Losses paid, incurred or suffered by, or asserted against, such party by any Person in connection with, arising out of or resulting in any way whatsoever from:

(i) the presence, Release or threatened Release of any Hazardous Material at or from any Property;

(ii) any violation or potential violation of any Environmental Requirement, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance;

(iii) any Environmental Claim related to any act, omission, event or condition existing or occurring in connection with the use or occupancy of any Property; or

(iv) the filing or imposition of any environmental lien against any Property;

and regardless of whether any matter set forth in the foregoing clauses (i) through (iv) was caused by the Obligor or any other Person whatsoever.  Such indemnity shall not apply, however, to the extent that the subject of the indemnification is or was caused by or arises out of the sole or gross negligence or willful misconduct of such party.

(b) Upon demand by the Bank, the Obligor shall diligently defend any Environmental Claim which relates to any Property or is threatened or commenced against the Bank, all at the Obligor’s own cost and expense and by counsel to be approved by the Bank in the exercise of its reasonable judgment.

SECTION 10.03. Survival of Provisions.  The provisions of Sections 3.01, 3.02, 3.10, 7.09, 10.01 and 10.02 hereof shall survive the termination of this Agreement.

ARTICLE XI

DISPUTE RESOLUTION
SECTION 11.01. Arbitration.  Except to the extent expressly provided below, any Dispute shall, upon the request of any party, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below.  In the event of any inconsistency, the Special Rules shall control.  The filing of a court action is not intended to constitute a waiver of the right of the Bank, the TOB Placement and Remarketing Agent, the Collateral Agent or the Obligor, including the suing party, thereafter to require submittal of the Dispute to arbitration.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action.

SECTION 11.02. Special Rules.

(a) The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the City and County where the Bank is located pursuant to its address for purposes of Section 12.04 of this Agreement.

(b) The arbitration shall be administered by AAA, who will appoint an arbitrator.  If AAA is unwilling or unable to administer the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Article X, then the Bank may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Article X.  All Disputes shall be determined by one arbitrator; provided, however, that if the amount in controversy in a Dispute exceeds $5,000,000, upon the request of either party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(c) All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(d) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing.  The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any.  The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(e) The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred.  For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(f) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in Section 11.03 below.

(g) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(h) The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

SECTION 11.03. Reservations of Rights.  Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Agreement, or (ii) apply to or limit the right of the Bank (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts).  The Bank may exercise the rights set forth in clauses (A) through (D), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement.  Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies.  No provision herein regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions herein for arbitration of any Dispute.

SECTION 11.04. Conflicting Provisions for Dispute Resolution.  If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Article shall prevail as to any Dispute arising out of or relating to (i) this Agreement or (ii) the transactions contemplated herein (including any claim based on or arising from an alleged personal injury or business tort).  In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

SECTION 11.05. Jury Trial Waiver in Arbitration.  The parties hereto irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01. Waivers, Amendments.  This Agreement may be amended only by a written instrument duly executed by each of the parties hereto.  The Obligor may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if the Obligor shall first have obtained the written consent of the Bank and the TOB Placement and Remarketing Agent thereto.  No course of dealing among the parties hereto, nor any delay in exercising any rights hereunder, shall operate as a waiver of any rights of any party hereunder.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12.02. Survival of Representations and Warranties.  All statements contained in any certificate, financial statement or other instrument delivered by the Obligor pursuant to or in connection with this Agreement (including but not limited to any such statement made in or in connection with any amendment hereto or thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement (i) shall be made and shall be true at and as of the date of this Agreement and (ii) shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Bank or the TOB Placement and Remarketing Agent.

SECTION 12.03. Termination of Agreement.  This Agreement shall remain in full force and effect until all Obligations have been irrevocably paid in full.  Notwithstanding the foregoing, the Bank shall have the right to terminate this Agreement only upon the occurrence of an Enhanced  Custody Receipt Mandatory Tender Event.

SECTION 12.04. Notices.  All notices, requests and other communications provided for hereunder shall be in electronic, telephonic or written (including bank wire, telegram, facsimile, telex or similar writing) form and shall be given to the party to whom sent, addressed to it, at its address or telephone, facsimile or telex number set forth below or such other address or telephone or facsimile number as such party may hereafter specify for the purpose by notice to the other parties set forth below.  Each such notice, request or communication shall be effective (i) if given by telephone, facsimile or other electronic means, when such communication is transmitted to the address specified below and any appropriate answerback is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified below:

(a) if to the Obligor:

America First Tax Exempt Investors, L.P.

1004 Farnam Street

Omaha, Nebraska 68102

Facsimile: (402) 930-3047

Telephone: (402) 930-3085

Attention: Chad Daffer, Andy Grier and Michelle Lage

(b) if to the Bank or the LOC Provider:

Bank of America, N.A.

Trade Financial Services

1000 W. Temple Street

Los Angeles, CA 90012

Facsimile: (213) 457-8841

Telephone: (213) 240-6986

Attention: Sandra Leon, Vice President

(c) if to the TOB Liquidity Provider:

Bank of America, N.A.

1633 Broadway, 28th Floor

New York, NY 10019

Facsimile: (212) 457-3878

Telephone: (212) 497-8899

Attention: Structured Municipal Products Desk

(d) if to the TOB Placement and Remarketing Agent:

Banc of America Securities LLC

600 Montgomery Street

Mail Code: CA5-801-07-33

San Francisco, California  94111-2702

Facsimile: (415) 986-1194

Telephone: (415) 913-3548

Attention: Ila Afsharipour

(e) if to the Collateral Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, New York 10005

Facsimile: (212) 797-8618

Telephone:  (212) 250-2679

Attention: Trust & Securities Services (Municipal Group)

or (iv) in any of the foregoing cases, at such other address or telex, facsimile, bank wire or telephone number as the addressee may hereafter specify for the purpose in a notice to the other party specifically captioned “Notice of Change of Address pursuant to Section 12.04 of the Shortfall, Fee and Collateral Agreement.”

SECTION 12.05. Continuing Obligation.  This Agreement is a continuing obligation of the Obligor and shall, until the date on which the Bridge Loan and all Letters of Credit and TOB Liquidity Facilities have been terminated and all Obligations hereunder shall have been paid in full, (a) be binding upon the Obligor and its successors and assigns, and (b) inure to the benefit of and be enforceable by the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and their respective successors, transferees and assigns; provided that the Obligor may not assign all or any part of this Agreement without the prior written consent of the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent.

SECTION 12.06. Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, the determination of such satisfaction shall be made by such party in its sole and exclusive judgment exercised in good faith.

SECTION 12.07. Governing Law.  PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SUCCESSOR STATUTE THERETO), THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

SECTION 12.08. Waiver of Jury Trial.  WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO ARBITRATE ANY DISPUTE AS SET FORTH HEREIN, TO THE EXTENT ANY DISPUTE IS NOT SUBMITTED TO ARBITRATION OR IS DEEMED BY THE ARBITRATOR OR BY ANY COURT WITH JURISDICTION TO BE NOT ARBITRABLE OR NOT REQUIRED TO BE ARBITRATED, THE OBLIGOR, THE BANK, THE LOC PROVIDER, THE TOB LIQUIDITY PROVIDER, THE TOB PLACEMENT AND REMARKETING AGENT AND THE COLLATERAL AGENT EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER CLAIM, AFFIRMATIVE DEFENSE OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE OBLIGOR, THE BANK, THE LOC PROVIDER, THE TOB LIQUIDITY PROVIDER, THE TOB PLACEMENT AND REMARKETING AGENT OR THE COLLATERAL AGENT.  THE OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND RECOGNIZES AND AGREES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE NAK, THE LOC PROVIDER, THE TOB LIQUIDITY PROVIDER AND THE TOB PLACEMENT AND REMARKETING AGENT ENTERING INTO THIS AGREEMENT AND MAKING THE BRIDGE LOAN, ISSUING THE LETTERS OF CREDIT, ISSUING THE TOB LIQUIDITY FACILITIES AND PROVIDING THE REMARKETING SERVICES, RESPECTIVELY.  THE OBLIGOR REPRESENTS AND ACKNOWLEDGES THAT IT HAS REVIEWED THIS PROVISION WITH ITS LEGAL COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ANY JURY TRIAL RIGHTS IT MAY HAVE FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.

SECTION 12.09. Consent to Jurisdiction, Venue and Service of Process.  Pursuant to, and in accordance with, Section 5-1402 of the New York General Obligations Law (or any successor statute thereto), the Obligor, the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Collateral Agent irrevocably (a) agree that any suit, action or other legal proceeding arising out of or relating to this Agreement may be brought in the non-exclusive jurisdiction of a court of record in the State of New York located in the Borough of Manhattan or in the United States District Court for the Southern District of the State of New York located in the Borough of Manhattan, (b) consent and submit to the jurisdiction of each such court in any such suit, action or proceeding, and (c) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  The Obligor, the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Collateral Agent also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the respective address set forth for such party in Section 12.04.  The Obligor, the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Collateral Agent agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in appropriate jurisdictions by suit on the judgment or in any other manner provided by law.  All mailings under this Section 12.09 shall be by certified mail, return receipt requested.

Nothing in this Section 12.09 shall affect the right of the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Collateral Agent to serve legal process in any other manner permitted by law or affect the right of the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent or the Collateral Agent to bring any suit, action or proceeding against the Obligor or its property in the courts of any other jurisdiction.

SECTION 12.10. Counterparts.  This Agreement may be signed in any number of counterpart copies, but all such copies shall constitute one and the same instrument.

SECTION 12.11. Complete and Controlling Agreement.  This Agreement completely sets forth the agreements among the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent and the Collateral Agent and the Obligor, and fully supersedes all prior agreements, both written and oral, among the parties relating to the Bridge Loan, the issuance of the Letters of Credit, the issuance of the TOB Liquidity Facilities and provision of remarketing services.

SECTION 12.12. Severability.  Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction and the remaining portion of such provision and all other remaining provisions will be construed to render them enforceable to the fullest extent.

SECTION 12.13. Business Days.  If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

SECTION 12.14. Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

SECTION 12.15. USA PATRIOT Act.  The Bank hereby notifies the Obligor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Obligor, which information includes the name and address of the Obligor and other information that will allow the Bank to identify the Obligor in accordance with said Act.  The Obligor shall promptly provide such information.

SECTION 12.16. Confidentiality; Publicity Releases.  (a)  The Obligor agrees that the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent may exchange or disclose information pertaining to this Agreement, the Related Documents, any Eligible Bond or Collateral Bond and any Property (including, without limitation, financial information, copies of appraisals, environmental reports, physical needs assessments, inspection reports, engineering reports, copies of Eligible Bond and Collateral Bond documents and participation documents, if applicable, and any other information in the possession of the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent) and financial information about the Obligor, any of its partners or any affiliate with or to any Bank of America Corporation affiliates or other related entities, with any prospective purchaser of the Enhanced Custody Receipts or TOB Receipts, to any regulatory body having jurisdiction over the Bank, the LOC Provider, the TOB Liquidity Provider, or the TOB Placement and Remarketing Agent, as applicable, with professional service providers engaged by the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent or their respective affiliates or other related entities or by any such prospective purchaser, and with any other persons who require or request such information as necessary or appropriate in the Bank’s, the LOC Provider’s, the TOB Liquidity Provider’s or the TOB Placement and Remarketing Agent’s, as applicable, reasonable judgment, and the TOB Placement and Remarketing Agent may disclose all legally required or customary information regarding the Obligor, the Bridge Loan, the Eligible Bonds, the Collateral Bonds, the Related Documents and each Property to all investors or prospective investors in TOB Receipts; provided, that the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent agree not to publicly disclose any confidential financial information regarding the Obligor that is specifically designated as confidential by the Obligor, except as such information is required to be disclosed by the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent to any regulatory body having jurisdiction over the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, as applicable, or to professional service providers engaged by the Bank, the LOC Provider, the TOB Liquidity Provider, the TOB Placement and Remarketing Agent or its respective affiliates or other related entities, which shall also agree to maintain the confidentiality of such information.  The Obligor agrees to update this information at such times as may be reasonably requested by the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, and if so requested by the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent, to provide summary disclosure information about each Property and each Eligible Bond or Collateral Bond for which no current disclosure is available.

(b) The Obligor agrees that the Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent may issue publicity releases to newspapers and trade publications announcing the financing arrangements relating to this Agreement.  The Bank, the LOC Provider, the TOB Liquidity Provider and the TOB Placement and Remarketing Agent agree that the Obligor may issue any publicity releases required by Applicable Law; provided, that any such release that names the Bank, the LOC Provider, the TOB Liquidity Provider or the TOB Placement and Remarketing Agent shall be subject to such party’s prior consent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Shortfall, Fee and Collateral Agreement to be duly executed and delivered by their respective duly authorized officers as of the date hereof.

BANK OF AMERICA, N.A.
as Bridge Loan Lender

By:                                                                /s/ Laura Sheehan
Name: Laura Sheehan
Title:  Vice President

BANK OF AMERICA, N.A.
as LOC Provider

By:                                                                /s/ Laura Sheehan
Name: Laura Sheehan
Title:   Vice President

BANK OF AMERICA, N.A.
as TOB Liquidity Provider

By:                                                                /s/ Daniel E. George
Name: Daniel E. George
Title:   Principal

BANC OF AMERICA SECURITIES LLC
as Placement and Remarketing Agent

By:                                                                /s/ Jodi Furman
Name: Jodi Furman
Title:   Analyst

AMERICA FIRST TAX EXEMPT INVESTORS, L.P.
as Obligor

By:America First Capital Associates Limited Partnership Two, a Delaware limited partnership, its general partner

By:The Burlington Capital Group, LLC, a Delaware limited liability company, its general partner

By: /s/ Michael J. Draper
         Name: Michael J. Draper
         Title:   Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:                                                                /s/ Safet Kalabovic
Name: Safet Kalabovic
Title:   Vice President

By:                                                                /s/ Teddy Banica
Name: Teddy Banica
Title:   Assistant Vice President